Exhibit 99.1
IMAGE AND NYX AGREE TO MERGER AGREEMENT AMENDMENT
Nyx Agrees To Fund $1 Million To Image In Lieu of $1.5 Million To
Business Interruption Fee
CHATSWORTH, Calif., April 7, 2009 – Image Entertainment, Inc. (NASDAQ: DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, announced today that representatives of Image and Nyx Acquisitions, Inc., an affiliate of Q-Black, LLC, agreed in principle to a third amendment to the amended merger agreement with Nyx. Under the latest amendment, Image will receive a $1 million payment into its operating account on April 7, 2009 from Nyx. The $1 million payment will not form part of the merger consideration, and will be immediately available to Image. Nyx will not receive any capital securities or debt obligation from Image for the $1 million payment.
Under the merger agreement as previously amended, Nyx had the right to extend the merger closing date from April 6, 2009 to April 20, 2009 if Nyx deposited an additional $1.5 million into a trust account to secure payment of the business interruption fee on April 6, 2009. Under the terms of the amended merger agreement, Nyx has agreed to acquire 100% of the outstanding common stock of Image Entertainment for $2.75 per share in cash.
Martin W. Greenwald, Chairman of the Board of Image Entertainment, said “we recognize this as a win-win situation. Right now, Image is in the process of expanding its acquisition, development and sale of high profile programming, which will positively impact future revenues to the company. An injection of $1 million of working capital directly into the company will provide added liquidity, which in turn benefits Nyx.”
“We see the opportunities that Image has at its fingertips right now,” said Joe Q. Bretz, Chief Executive Officer of Nyx Acquisitions. “By paying this money directly to Image instead of holding it in a trust account, we know we are providing Image with added opportunities for growth, as well as demonstrating our continued support and commitment to closing the merger.”
About Image Entertainment:
Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,500 exclusive DVD titles and approximately 370 exclusive CD titles in domestic release and approximately 600 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to approximately 2,000 video programs and over 300 audio programs containing more than 4,500 tracks. The Company is headquartered in Chatsworth, California. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position, product development and business strategy. These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” “believe,” and other terms of similar meaning in connection with any discussion of future operating or financial performance or other events or developments. All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.
These factors include, among other things, our inability to raise additional working capital, changes in debt and equity markets, increased competitive pressures, changes in our business plan, and changes in the retail DVD and entertainment industries. For further details and a discussion of these and other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K, and our most recent Quarterly Report on Form 10-Q. In addition, we may not be able to complete the proposed transaction on the proposed terms or other acceptable terms, or at all, due to a number of factors, including (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Image Entertainment and others following announcement of the proposal or the merger agreement; (3) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the completion of the merger, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of other required regulatory approvals; (4) the failure to obtain the necessary financing provided for in commitment letters received prior to execution of the definitive agreement; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the merger. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Image Entertainment’s ability to control or predict.
Unless otherwise required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
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Contact:	Steve Honig The Honig Company, Inc. 818-986-4300 press@honigcompany.com